United States securities and exchange commission logo





                     June 24, 2020

       John Cronin, Jr.
       Chief Financial Officer
       Mastech Digital, Inc.
       1305 Cherrington Parkway
       Building 210, Suite 400
       Moon Township, Pennsylvania 15108

                                                        Re: Mastech Digital,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No. 1-34099

       Dear Mr. Cronin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services